Exhibit 10.1

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

$52,225,000

5.25% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2029

PURCHASE AGREEMENT

December 17, 2009

PURCHASE AGREEMENT

December 17, 2009

FBR CAPITAL MARKETS & CO.

1001 19th Street North

Arlington, Virginia 22209

Dear Sirs:

American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), proposes to issue and sell to you, FBR Capital Markets & Co. (“FBR”), as initial purchaser, $52,225,000 aggregate principal amount of the Company’s 5.25% Contingent Convertible Senior Notes due 2029 (the “Notes”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will be issued pursuant to the provisions of an indenture to be dated as of December 22, 2009 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as it may be supplemented or amended from time to time.  The offer and sale of the Notes to you will be made without registration of the Notes under the Securities Act and the rules and regulations thereunder, in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.  You have advised the Company that you will make offers and sales (“Exempt Resales”) of the Notes purchased by you hereunder (such Notes referred to collectively herein as “Resale Notes”) in accordance with Section 3 hereof, as soon as you deem advisable after this Agreement has been executed and delivered.

The Company and FBR agree as follows:

1.             Sale and Purchase. Upon the basis of the warranties and representations and other terms and conditions herein set forth, the Company agrees to issue and sell to FBR and FBR agrees to purchase from the Company the following aggregate principal amount of Notes for the purchase price specified below:

Principal Amount of Notes to be Purchased: $52,225,000 (the “Purchased Notes”).

Purchase Price: 97% of the principal amount of the Purchased Notes ($50,658,250 in cash) (the “Purchase Price”).

2.             Payment and Delivery. The closing of FBR’s purchase of the Purchased Notes shall be held at the office of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603 (unless another place shall be agreed upon by FBR and the Company).  At the closing, subject to the satisfaction or waiver of the closing conditions set forth herein, FBR shall pay to the Company the Purchase Price by wire transfer of immediately available funds to an account previously designated by the Company in writing against delivery by the Company of the Purchased Notes to FBR for FBR’s account through the facilities of DTC in such denominations and registered in such

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names as FBR shall specify.  Such payment and delivery shall be made at 10:00 a.m., New York City time, on the third business day after the date hereof (unless another time, not later than ten (10) business days after such date, shall be agreed to by FBR and the Company).  The time at which such payment and delivery are actually made is hereinafter called the “Closing Time”.

3.             Offering of the Notes; Restrictions on Transfer.

(a)           FBR represents and warrants to and agrees with the Company that (i) it has not solicited and will not solicit any offer to buy, and has not and will not make any offer to sell, the Notes by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States; and (ii) it has solicited and will solicit offers to buy the Resale Notes only from, and has offered and will offer, to sell and deliver the Resale Notes only to, persons who FBR reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) (“QIBs”) or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to it that each such account is a QIB to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A and who provide to it a fully completed and executed purchaser’s letter substantially in the form of Exhibit A hereto (such persons specified in clause (ii) being referred to herein as the “Eligible Purchasers”).

(b)           The Company represents and warrants to and agrees with FBR that it (together with its respective affiliates) has not solicited and will not solicit any offer to buy, and it (together with its respective affiliates) has not offered and will not offer to sell, the Notes by means of any form of general solicitation or general advertising (within the meaning of Regulation D).

(c)           Each of FBR and the Company severally represents and warrants to the other that no action is being taken by it or is contemplated that would permit an offering or sale of the Notes in any jurisdiction where, or in any other circumstances in which, action for those purposes is required (other than in jurisdictions where such action has been duly taken by counsel for FBR).

(d)           FBR and the Company agree that the Notes may be resold or otherwise transferred by the holders thereof only if the offer and sale of such Notes are registered under the Securities Act or if an exemption from registration is available.  FBR hereby establishes and agrees that it has observed and will observe the following procedures in connection with offers, sales and subsequent resales or other transfers of any Notes placed by FBR:

(i)            Sales only to Eligible Purchasers.  Initial offers and sales of the Resale Notes will be made only in Exempt Resales by FBR to investors that FBR reasonably believes to be Eligible Purchasers and who have delivered to the Company and FBR a fully completed and executed purchaser’s letter substantially in the form of Exhibit A hereto.

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(ii)           No general solicitation.  The Notes will be offered only by approaching prospective purchasers on an individual basis with whom FBR and/or the Company has an existing relationship.  No general solicitation or general advertising within the meaning of Regulation D will be used in connection with the offering of the Notes.

(e)           Restrictions on transfer.   The Company agrees that each Note and each Resale Note shall bear a legend stating that the offer and sale of the Notes or Resale Notes have not been and will not be registered under the Securities Act, and that no resale or other transfer of any Notes or Resale Notes or any interest therein prior to the date that is one year (or such shorter period as is prescribed by Rule 144(d) under the Securities Act as then in effect) after the later of the original issuance of such Notes or Resale Notes, as the case may be, and the last date on which the Company or any “affiliate” (as defined in Rule 144 under the Securities Act) of the Company was the owner of such Notes or Resale Notes may be made by a purchaser of such Notes or Resale Notes, except as follows:

(A)          to the Company or any subsidiary thereof,

(B)           pursuant to a registration statement that has been declared effective under the Securities Act,

(C)           for so long as the Notes or Resale Notes are eligible for resale pursuant to Rule 144A under the Securities Act, in a transaction complying with the requirements of Rule 144A to a person who such purchaser reasonably believes is a QIB that purchases for its own account or for the account of a QIB and to whom notice is given that the offer, resale, pledge or transfer is being made in reliance on Rule 144A, or

(D)          pursuant to any other available exemption from the registration requirements of the Securities Act,

in each case in accordance with any applicable federal securities laws and the securities laws of any state of the United States or other jurisdiction.

4.             Representations and Warranties of the Company.

The Company hereby represents and warrants to FBR, as of the date of this Agreement and as of the Closing Time, and agrees with FBR, as follows:

(a)           Disclosure Package.  The Disclosure Package did not, as of its date or as of the date of any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “2008 Form 10-K”), the Company’s Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’”) filed April 30, 2009, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March

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31, 2009, June 30, 2009 and September 30, 2009 (collectively, the “2009 Form 10-Qs”), and any Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) since December 31, 2008 shall be collectively referred to herein as the “Company SEC Filings.”  The term sheet dated December 17, 2009, the form of which is attached as Exhibit E hereto (the “Term Sheet”), and the Company SEC Filings shall be collectively referred to herein as the “Disclosure Package.”

(b)           Good Standing.  The Company and each of its “significant subsidiaries” (as such term is defined in Rule 405) (each, a “Significant Subsidiary” and together, the “Significant Subsidiaries”), has been duly incorporated, organized or formed and is validly existing in good standing under the laws of the jurisdiction of its incorporation, organization or formation, with the power and authority to own, lease and operate its properties and conduct its business as described in the Company SEC Filings; and each of the Company and its Significant Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned, leased or operated by it make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations or business of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”). The Company does not have any subsidiaries or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21.2 to the 2008 Form 10-K.

(c)           Corporate Power.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

(d)           No Default.  Neither the Company nor any of its Significant Subsidiaries (i) is in violation of its certificate of incorporation or by-laws or other organizational documents, (ii) is in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation of any law, ordinance, rule, regulation or order of any court or governmental agency or body having jurisdiction over it or its property or assets, except in the case of clauses (ii) and (iii), to the extent any such conflict, breach, violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)           Absence of Defaults and Conflicts.  None of the execution, delivery and performance of this Agreement nor the consummation of any other of the transactions contemplated herein, nor the fulfillment of the terms hereof by the Company, nor the application of the proceeds from the sale of the Notes will (i) conflict with or result in a breach or violation of any agreement, indenture or other instrument to which the Company or any of its Significant Subsidiaries is a party or by which any of them is

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bound, or to which any of their properties is subject; (ii) result in the creation or imposition of any Lien, charge, claim or encumbrance upon any property or asset of the Company or any of its Significant Subsidiaries; (iii) result in a breach or violation of, or constitute a default under, the certificate of incorporation, by-laws, partnership agreement or other organizational documents of the Company or any of its Significant Subsidiaries; or (iv) violate any law, rule, administrative regulation or decree of any court or any governmental agency or body having jurisdiction over the Company or any of its Significant Subsidiaries or any of their respective properties, except, with respect to clauses (i), (ii) and (iv), conflicts or violations that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f)            Absence of Further Requirements.  No permit, consent, approval, authorization or order of, or filing with, any court, governmental agency or body is required for the issue and sale of the Notes, the execution, delivery and performance of this Agreement by the Company, or the application of the proceeds from the sale of the Notes or the conversion thereof into Underlying Shares (as defined below), except for any report or notice required under Regulation D promulgated under the Securities Act or any applicable state securities laws and such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under the Exchange Act, the New York Stock Exchange, and applicable state or foreign securities laws in connection with the purchase and sale of the Underlying Shares.

(g)           Authorization of the Indenture.  The Indenture has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

(h)           Validity of Purchased Notes.  The Purchased Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to FBR in accordance with the terms of this Agreement, the Purchased Notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, except that such enforcement may be limited by the Enforceability Exceptions, and the Purchased Notes will not be subject to any preemptive, participation, rights of first refusal and other similar rights. Assuming the accuracy of FBR’s representations and warranties hereunder, the Purchased Notes (i) will be issued pursuant to the Indenture and this Agreement exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and (ii) will be issued in compliance with all applicable state and federal laws concerning the issuance of the Purchased Notes.  The Purchased Notes will be “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and will not be

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freely transferable by FBR.  Accordingly, the Notes will bear restrictive legends provided in Section 3(e) hereof.

(i)            Validity of the Underlying Shares and Common Stock.  The Purchased Notes may be converted into underlying shares (the “Underlying Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), in accordance with the terms of the Purchased Notes. The Underlying Shares have been duly authorized and reserved by the Company for issuance upon conversion of the Purchased Notes and, when issued in connection with such conversion in accordance with the terms of the Purchased Notes, will be validly issued, fully paid and non-assessable, in compliance with federal and state securities laws, and the issuance of the Underlying Shares will not be subject to any preemptive, resale, participation, rights of first refusal or other similar rights.  All of the outstanding shares of capital stock of each Significant Subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and non-assessable.  All of the outstanding shares of capital stock, partnership interests or other ownership interests of each Significant Subsidiary of the Company are owned directly or indirectly by the Company, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer, preemptive rights or any other claim of any third party (collectively, “Liens”), except such Liens as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)            Financial Statements.  The consolidated financial statements of the Company and its subsidiaries (including the related notes and supporting schedules) included in the Company SEC Filings present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated (subject to year-end adjustments in the case of unaudited interim financial statements) and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except as otherwise noted therein; and the supporting schedules included in the 2008 Form 10-K and the 2009 Form 10-Qs present fairly in all material respects the information required to be stated therein.

(k)           Accountants.  KPMG LLP, who have reported on certain financial statements of the Company included in the 2008 Form 10-K and the 2009 Form 10-Qs, are independent public accountants as required by the Securities Act, and were independent public accountants as required by the Securities Act during the periods covered by the financial statements on which they reported contained in the 2008 Form 10-K and 2009 Form 10-Qs.

(l)            Internal Controls over Financial Reporting.  The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with

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GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(m)          Disclosure Controls.  The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act.

(n)           Sarbanes-Oxley.  The Company, its subsidiaries and, to the knowledge of the Company, their respective officers and directors (in their capacities as such), are in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(o)           No Material Adverse Change in Business.  Since September 30, 2009: (i) there has been no material adverse change in the condition (financial or otherwise), results of operations or business of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business; (ii) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries, taken as a whole; and (iii) except for dividends on the Company’s common stock in an amount not to exceed $0.08 per share, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(p)           Title.  The Company and each of its Significant Subsidiaries have good and marketable title in fee simple to all real property and good title to all personal property owned by them, in each case free and clear of all Liens, encumbrances and defects, except where the failure to have such good and marketable title or the existence of any such Liens, encumbrances or defects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All assets held under lease by the Company and its Significant Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as do not materially interfere with the use made and proposed to be made of such assets by the Company and its Significant Subsidiaries, except where the failure of any such leases to be valid, subsisting or enforceable or the

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existence of such exceptions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)           Regulatory Filings.  The Company is not required to be licensed as an insurance company; American Equity Investment Life Insurance Company (“AELIC”), American Equity Investment Life Insurance Company of New York (“AELICNY”) and Eagle Life Insurance Company (“Eagle,” and together with AELIC and AELICNY, the “Insurance Subsidiaries”) are each duly licensed as insurers under the insurance laws and regulations of Iowa, New York and Iowa, respectively; and the Insurance Subsidiaries have filed with the appropriate insurance regulatory authorities all reports, documents and other information required to be filed under the insurance laws of Iowa, New York and Iowa, respectively, except as to filings the failure of which to make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r)            Possession of Licenses and Permits.  Each of the Company and its Insurance Subsidiaries holds such insurance licenses, certificates, authorities, approvals, authorizations and permits from governmental authorities (including, without limitation, from the insurance regulatory agencies of the various jurisdictions where it conducts business) (the “Insurance Licenses”) which are necessary under applicable law to the conduct of its business as described in the Company SEC Filings; the Company and each Insurance Subsidiary have fulfilled and performed all obligations necessary to maintain such Insurance Licenses; there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or investigation that would reasonably be expected to result in the revocation, termination or suspension of any Insurance License that would reasonably be expected to result in a Material Adverse Effect; and no insurance regulatory agency or body has issued, or commenced any proceeding for the issuance of, any order or decree impairing, restricting or prohibiting the payment of dividends by any Insurance Subsidiary to its parent.  Neither the Company nor any of its Insurance Subsidiaries has received notice of any revocation or modification of any such Insurance Licenses or has any reason to believe that any such Insurance Licenses will not be renewed in the ordinary course, except where the revocation, modification or nonrenewal of such Insurance Licenses, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(s)           Reinsurance.  All reinsurance treaties and arrangements to which any Insurance Subsidiary is a party are in full force and effect and no Insurance Subsidiary is in violation of, or in default in the performance, observance or fulfillment of, any material obligation, agreement, covenant or condition contained therein, except where the failure to be in full force and effect or where such violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Insurance Subsidiary has received any notice from any of the other parties to such treaties, contracts or arrangements that such other party intends not to perform such treaty and, to the best knowledge of the Company and each Insurance Subsidiary, none of the other parties to such treaties or arrangements will be unable to perform such treaty or arrangement except to the extent adequately and properly reserved for in the consolidated financial statements of the Company included in

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the Company SEC Filings, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)            Filing of Statutory Statements.  The statutory annual and quarterly statements of each of the Insurance Subsidiaries and the statutory balance sheets and summaries of operations included in such statutory annual and quarterly statements most recently filed in any state have been prepared in compliance with prescribed or permitted statutory accounting principles or practices consistently followed, except (i) as may otherwise be indicated in the notes thereto and (ii) in the case of any such financial statements for periods less than a full year, for any normal year-end adjustments, and present fairly in all material respects the statutory financial position of each Insurance Subsidiary as at the dates thereof, and on a statutory basis for the periods covered thereby.

(u)           Insurance.  The Company and its Significant Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally deemed adequate for the conduct of their respective businesses as presently conducted and the value of their respective properties and as is customary for companies engaged in similar businesses, and, except as otherwise would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, all such insurance is in full force and effect.

(v)           Absence of Proceedings.  Except as set forth in the Company SEC Filings, there is no litigation or governmental proceeding to which the Company or any of its subsidiaries is a party or to which any property or assets of the Company or any of its subsidiaries is subject or which is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(w)          Relationship with Officers, Directors and Shareholders.  No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other hand, that is required to be described in the Company SEC Filings which is not so described.

(x)            Investment Company Act.  Neither the Company nor any subsidiary of the Company is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof, none of them will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(y)           Registration Rights.  No person has the right to file a registration statement or otherwise require the Company to register any securities for sale under the Securities Act by reason of the issuance and sale of the Notes or the issuance of the Underlying Shares upon the conversion of the Notes.

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(z)            Brokers’ Fees.  Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or FBR for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes.

(aa)         Additional Securities.  The Company has not sold or issued any securities that would be integrated with the offering of the Notes contemplated by this Agreement pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the SEC.

(bb)         Absence of Manipulation.  Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of its affiliates has taken, directly or indirectly, any action designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes.

(cc)         Actively Traded.  The Common Stock is an “actively-traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(dd)         Listing.  The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange.

(ee)         Possession of Intellectual Property.  The Company and its Significant Subsidiaries own or possess, or have the ability to acquire, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, except where the failure to own, possess or have the ability to acquire such patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the Company nor its Significant Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate, if subject to any unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

(ff)           Environmental Laws.  The Company and its subsidiaries are in compliance with any and all applicable foreign, Federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such

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noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(gg)         Taxes.  The Company and each of its subsidiaries have filed all Federal and all material state, local and foreign tax returns required to be filed through the date hereof, subject to permitted extensions, which returns are complete and correct in all material respects, and have paid all taxes due, and neither the Company nor any subsidiary is in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, except for any such taxes or assessments which are being contested in good faith by appropriate proceedings and for which appropriate reserves, if any, have been established in accordance with GAAP and statutory accounting principles, and no tax deficiency has been determined adversely to the Company or any of its subsidiaries, nor does the Company have any knowledge of any tax deficiencies that have been, or could reasonably be expected to be, asserted against the Company that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(hh)         Employee Benefits.  The Company and its subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company and its subsidiaries would have any material liability; the Company and its subsidiaries have not incurred and do not expect to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any of its subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects, and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(ii)           Absence of Labor Disputes.  To the knowledge of the Company, after due inquiry, no labor disturbance by or dispute with the employees of the Company or any of its subsidiaries exists or is imminent that would reasonably be expected to have a Material Adverse Effect.

(jj)           Corrupt Practices.  Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any bribe or other unlawful payment.

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(kk)         Money Laundering Laws.  The operations of the Company and its subsidiaries are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ll)           OFAC.  Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(mm)      Affiliate.  None of the proceeds from the sale of the Notes has been or will be paid to FBR or, to the knowledge of the Company, to any affiliate of FBR; and the Company is not an “affiliate” (as defined in NASD Conduct Rule 2720) of any member of the Financial Industry Regulatory Authority (“FINRA”).

(nn)         Acknowledgement Regarding Purchase of the Purchased Notes.  The Company acknowledges and agrees that FBR is acting solely in the capacity of an arm’s length purchaser with respect to the purchase of the Notes and the transactions contemplated hereby and that to the knowledge of the Company (i) no officer or director of FBR is an officer or director of the Company, (ii) FBR is not an “affiliate” of the Company (as defined in Rule 144 promulgated under the Securities Act) or (iii) FBR is not a “beneficial owner” of more than 10% of the Common Stock (as defined for purposes of Rule 13d-3 of the Securities Act).  The Company further represents to FBR that the Company’s decision to enter into the Agreement and the transactions contemplated hereunder has been based solely on an independent evaluation by the Company and its representatives.

(oo)         Officer’s Certificates.  Any certificate signed by any officer of the Company and delivered to FBR in connection with the offering of the Notes shall be deemed a representation and warranty by the Company to FBR, as to the matters covered thereby.

5.             Certain Covenants of the Company.

The Company hereby agrees with FBR:

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(a)           on or before the first business day following the date of this Agreement, the Company shall issue a publicly available press release and/or file with the SEC a Current Report on Form 8-K disclosing all material terms of the transaction contemplated hereunder (to the extent not previously publicly disclosed);

(b)           that promptly from time to time during the term of this Agreement, the Company will take such action to qualify the Notes for offering and sale under the securities or blue sky laws of such jurisdictions as FBR may reasonably request, and to maintain such qualifications in effect for as long as may be necessary to complete the sale or resale of the Notes; provided, that in connection therewith the Company shall not be required to (A) qualify as a foreign corporation in any jurisdiction in which it would not otherwise be required to so qualify, (B) file a general consent to service of process in any such jurisdiction or (C) subject itself to taxation in any jurisdiction in which it would not otherwise be subject;

(c)           that the Company will reasonably cooperate on a timely basis with any reasonable due diligence request from, or review conducted by, FBR or its counsel prior to the Closing Time in connection with the transactions contemplated hereby, including, without limitation, and upon reasonable notice, providing information and making available documents and appropriate corporate officers, during regular business hours and at the Company’s principal offices and/or by telephone, as FBR or its counsel may reasonably request;

(d)           to furnish to FBR (upon request) for a period of two years from the Closing Time, (i) copies of all annual, quarterly and current reports supplied to holders of the Notes, if any and (ii) copies of all reports filed by the Company with the SEC; provided, however, that so long as the Company is timely filing reports with the SEC on EDGAR, it is not required to furnish such reports or statements to FBR;

(e)           during any period in the year (or such shorter period as may then be applicable under the Securities Act regarding the holding period for securities under Rule 144(d) under the Securities Act or any successor rule) after the Closing Time in which the Company is not subject to Section 13 or 15(d) of the Exchange Act to furnish, upon request, to any holder of the Notes the information (“Rule 144A Information”) specified in Rule l44A(d)(4) under the Securities Act and any additional information (“PORTAL Information”) required by the National Association of Securities Dealers, Inc. PortalSM Market (“PORTAL”), and any such Rule l44A Information and Portal Information will not, at the date thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;

(f)            that neither the Company nor any of their respective affiliates (as defined in Section 501(b) of Regulation D) will, whether directly or through any agent or person acting on its behalf (other than FBR): (i) offer Notes of the Company or any other securities convertible into or exchangeable or exercisable for Common Stock in a manner in violation of the Securities Act or the rules and regulations thereunder, (ii) distribute any offering material (other than the Disclosure Package) in connection with the offer

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and sale of the Notes, or (iii) sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act), any of which will be integrated with the offering and sale of the Notes in a manner that would require the registration under the Securities Act of the sale to FBR (or to the Eligible Purchasers, in the case of the Resale Notes);

(g)           that, except as permitted by the Securities Act, neither the Company nor any of its affiliates will distribute any offering materials in connection with Exempt Resales;

(h)           to pay all expenses, fees and taxes in connection with (i) the issuance, sale and delivery of the Notes, (ii) the qualification of the Notes for offering and sale under state laws and the determination of their eligibility for investment under state law as aforesaid (including any filing fees), and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to FBR, (iii) all fees and disbursements of counsel and accountants for the Company, (iv) the designation of the Notes as PORTAL eligible securities by PORTAL, (v) the fees and expenses of any trustee, transfer agent or registrar for the Notes or the Underlying Shares and (vi)  performance of the Company’s other obligations hereunder;

(i)            to use reasonable efforts in cooperation with FBR to obtain permission for the Notes to be eligible for clearance and settlement through the facilities of The Depository Trust Company;

(j)            to refrain during the period commencing on the date of this Agreement and ending on the date that is 60 days after the date of this Agreement, without the prior written consent of FBR (which consent may be withheld or delayed in FBR’s sole discretion), from (i) offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any equity securities of the Company or any securities convertible into or exercisable or exchangeable for equity securities of the Company, or filing any registration statement under the Securities Act with respect to any of the foregoing, or (ii) entering into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of equity securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (i) the Notes to be sold hereunder, (ii) any shares of Common Stock issued by the Company upon the exercise of an option outstanding on the date hereof and referred to in the Company SEC Filings, or (iii) such issuances of options or grants of restricted stock under the Company’s stock option and incentive plans as described in the Company SEC Filings;

(k)           if the Purchased Notes are not delivered by the Company to FBR for any reason other than the termination of this Agreement pursuant to clauses (ii) through (v) of the first paragraph of Section 7 hereof or the default by FBR in its obligations hereunder, to reimburse FBR for all of its out-of-pocket expenses relating to the transactions

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contemplated hereby, including the reasonable fees and disbursements of its legal counsel; and

(l)            that the Company will not take, and will cause its subsidiaries not to take, and use reasonable efforts to cause its affiliates not to take, directly or indirectly, any action designed to or that has constituted or that reasonably would be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes.

6.             Conditions of FBR’s Obligations.  The obligations of FBR hereunder are subject to (i) the accuracy of the representations and warranties of the Company on the date hereof and at the Closing Time, (ii) the accuracy of the statements of the Company’s officers made in any certificate pursuant to the provisions hereof as of the date of such certificate, (iii) the performance by the Company of all of its obligations hereunder and (iv) the following other conditions:

(a)           The Company shall furnish to FBR at the Closing Time opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, addressed to FBR and dated the Closing Time, in form and substance satisfactory to FBR, covering the matters set forth on Exhibit B-1 hereto, and (ii) Marla Lacey, Associate General Counsel of the Company, addressed to FBR and dated the Closing Time, in form and substance satisfactory to FBR, covering the matters set forth on Exhibit B-2 hereto.

(b)           FBR shall have received from KPMG LLP, “comfort” letters dated, respectively, as of the date hereof and the Closing Time, addressed to FBR and in form and substance satisfactory to FBR.

(c)           FBR shall have received at the Closing Time a favorable opinion of Sidley Austin LLP, counsel for FBR, dated the Closing Time, in form and substance satisfactory to FBR, covering the matters set forth on Exhibit C hereto.

(d)           Prior to the Closing Time, (i) no suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes, shall have occurred, and (ii) the Disclosure Package and all amendments or supplements thereto, or modifications thereof, if any, shall not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(e)           Between the time of execution of this Agreement and the Closing Time, (i) no event, circumstance or change constituting a Material Adverse Effect shall have occurred or become known, (ii) no transaction which is material to the Company, taken as a whole, shall have been entered into by the Company that has not been fully and accurately disclosed in the Disclosure Package, or any amendment or supplement thereto, except with the prior written consent of FBR; and (iii) no order or decree preventing the use of the Indenture, or any amendment or supplement thereto, or any order asserting that

15

any of the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act shall have been issued.

(f)            The Company shall have delivered to FBR a certificate, executed by the secretary of the Company and dated as of the Closing Time, as to (i) the resolutions adopted by the Company’s board of directors, (ii) the Company’s certificate of incorporation, as amended and (iii) the Company’s bylaws, as amended, each as in effect at the Closing Time.

(g)           The Company shall have delivered to FBR a certificate, executed by its chief executive officer and chief financial officer to the effect that the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Time as though made on and as of such date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), and the Company shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Time.

(h)           At the time of execution and delivery of this Agreement, FBR shall have received from each of the officers of the Company a written agreement (a “Lock-up Agreement”) in substantially the form attached hereto as Exhibit D.

7.             Termination.  The obligations of FBR hereunder shall be subject to termination in the absolute discretion of FBR, at any time prior to the Closing Time if (i) any of the conditions specified in Section 6 shall not have been fulfilled when and as required by this Agreement to be fulfilled and FBR has not waived in writing such unfulfilled condition, (ii) trading in securities in general on any exchange or national quotation system shall have been suspended or minimum prices shall have been established on such exchange or quotation system, (iii) there has been a material disruption in the securities settlement, payment or clearance services in the United States, (iv) a general banking moratorium shall have been declared either by the United States or New York State authorities, or (v) if the United States shall have declared war in accordance with its constitutional processes or there shall have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis or change in economic, political or other conditions of such magnitude in its effect on the financial markets of the United States as, in the judgment of FBR, to make it impracticable to purchase or resell the Notes.

If FBR elects to terminate this Agreement as provided in this Section 7, the Company shall be notified promptly in writing.

If the sale to FBR of the Resale Notes, as contemplated by this Agreement, is not carried out by FBR for any reason permitted under this Agreement or if such sale is not carried out because the Company shall be unable to comply with any of the terms of this Agreement, (i) the Company shall not be under any obligation or liability to FBR under this Agreement (except to the extent provided in Sections 5(h), 5(k) and 8 hereof), and (ii) FBR shall be under no

16

obligation or liability to the Company under this Agreement (except to the extent provided in Section 8 hereof).

8.             Indemnity.

(a)           The Company agrees to indemnify, defend and hold harmless FBR and its affiliates, and their respective directors, officers, representatives and agents, and any person who controls FBR within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, FBR or any such controlling person may incur under the Securities Act, the Exchange Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement made by the Company herein, (ii) any breach by the Company of any covenant set forth herein or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated in the Disclosure Package or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           If any action is brought against any person or entity (each an “Indemnified Party”), in respect of which indemnity may be sought pursuant to Section 8(a) above, the Indemnified Party shall promptly notify the party(ies) obligated to provide such indemnity (each an “Indemnifying Party”) in writing of the institution of such action and the Indemnifying Party shall assume the defense of such action, including the employment of counsel and payment of expenses; provided that the failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to any Indemnified Party unless and to the extent the Indemnifying Party did not otherwise know of such action and such failure results in the forfeiture by the Indemnifying Party of rights and defenses that would have had material value in the defense.  The Indemnified Party(ies) shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or the Indemnifying Party shall not have employed counsel to have charge of the defense of such action within a reasonable time or such Indemnified Party(ies) shall have reasonably concluded (based on the advice of counsel) that counsel selected by the Indemnifying Party has an actual conflict of interest or there may be defenses available to the Indemnified Party(ies) which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party(ies)), in any of which events such fees and expenses shall be borne by the Indemnifying Party and paid as incurred (it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of counsel (in addition to local counsel) for the Indemnified Party in any one action or series of related actions in the same jurisdiction representing the Indemnified Parties who are parties to such action). Anything in this paragraph to the contrary notwithstanding, the Indemnifying Party shall not be liable for

17

any settlement of any such claim or action effected without its written consent.  The Indemnifying Party shall have the right to settle any such claim or action for itself and any Indemnified Party so long as the Indemnifying Party pays any settlement payment and such settlement (i) includes a complete and unconditional release of the Indemnified Party from all losses, expenses, claims, damages, injunctions, liability and other obligations with respect to any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Indemnified Party.

(c)           The indemnity agreement contained in this Section 8 and the covenants, warranties and representations of the Company contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of FBR or its affiliates, or their respective directors, officers, representatives and agents, or any person who controls FBR within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or by or on behalf of the Company or their respective directors and officers or any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the sale and delivery of the Notes.  Each party to this Agreement agrees promptly to notify the other party of the commencement of any litigation or proceeding against it and, in the case of the Company, against any of their respective officers and directors, in connection with the sale and delivery of the Notes.

9.             Notices.  Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram and:

(a)           if to FBR, shall be sufficient in all respects if delivered or sent to FBR Capital Markets & Co., 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention:  Compliance Department, (facsimile: 703-312-9698); with a copy to Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603, Attention: Brian Fahrney, (facsimile: 312-853-7036); and

(b)           if to the Company, shall be sufficient in all respects if delivered to the Company at the offices of the Company at American Equity Investment Life Holding Company, 6000 Westown Parkway, West Des Moines, Iowa, 50266, Attention: Wendy L. Carlson, Chief Executive Officer (facsimile: 515-221-0744, email: wcarlson@american-equity.com); with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606-1720, Attention: William R. Kunkel (facsimile: 312-407-8514).

10.          Duties.  Nothing in this Agreement shall be deemed to create a partnership, joint venture or agency relationship between the parties.  FBR undertakes to perform such duties and obligations only as expressly set forth herein.  Such duties and obligations of FBR with respect to the Notes shall be determined solely by the express provisions of this Agreement, and FBR shall not be liable except for the performance of such duties and obligations with respect to the Notes as are specifically set forth in this

18

Agreement.  The Company acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the Purchase Price and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and FBR, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction, FBR is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Company or its affiliates, stockholders, creditors or employees or any other party; (iii) FBR has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether FBR has advised or is currently advising the Company on other matters); and (iv) FBR and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that FBR has no obligation to disclose any of such interests.  The Company acknowledges that FBR disclaims any implied duties (including any fiduciary duty), covenants or obligations arising from its performance of the duties and obligations expressly set forth herein.  The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against FBR with respect to any breach or alleged breach of agency or fiduciary duty.

11.          GOVERNING LAW; HEADINGS.   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.  The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

12.          Parties at Interest.  The Agreement herein set forth has been and is made solely for the benefit of FBR and the Company and the controlling persons, directors and officers referred to in Section 8 hereof, and their respective successors, assigns, executors and administrators.  No other person, partnership, association or corporation (including a purchaser, in its capacity as such, from FBR) shall acquire or have any right under or by virtue of this Agreement.

13.          Counterparts.  This Agreement may be signed by the parties in counterparts, which together shall constitute one and the same agreement among the parties.

[SIGNATURE PAGE FOLLOWS]

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If the foregoing correctly sets forth the understanding among the Company and FBR, please so indicate in the space provided below for the purpose, whereupon this letter shall constitute a binding agreement between the Company and FBR.

Very truly yours,

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ John M. Matovina
Name:	John M. Matovina
Title:	Chief Financial Officer & Treasurer

[Signature Page to Purchase Agreement]

Accepted and agreed to as
of the date first above written:

FBR CAPITAL MARKETS & CO.

By:	/s/ Paul S. Rosica
Name:	Paul S. Rosica
Title:	Senior Managing Director

[Signature Page to Purchase Agreement]

EXHIBIT A

FORM OF PURCHASER LETTER

December 17, 2009

To the Undersigned Purchaser

Re:          Sale of $52,200,000 Aggregate Principal Amount of 5.25% Contingent Convertible Senior Notes due 2029 of American Equity Investment Life Holding Company

Ladies and Gentlemen:

Reference is hereby made to the proposed purchase (the “Transaction”) by [    ] (the “Purchaser”) of $52,200,000 aggregate principal amount of 5.25% Contingent Convertible Senior Notes due 2029 (the “Securities”) of American Equity Investment Life Holding Company, an Iowa corporation (the “Issuer”), from FBR Capital Markets & Co., the initial purchaser (“Initial Purchaser”) of the Securities.  In connection with the Transaction, Purchaser acknowledges, understands and agrees, as follows:

1.             Purchaser represents that it: (a) is either an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), or a “qualified institutional buyer” as such term is defined in Rule 144A under the Securities Act; (b) has sufficient knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the Securities; (c) has conducted, to the extent it deemed necessary, its own independent investigation of such matters as, in its judgment, is necessary for it to make an investment decision with respect to the Securities, the Issuer and the Transaction and has had the opportunity to ask questions of and receive answers from the Issuer and its officers and directors and to obtain such additional information which the Issuer or its subsidiaries possess or could acquire without unreasonable effort or expense as such Purchaser deems necessary to verify the accuracy of the information furnished to such Purchaser and has asked such questions, received such answers and obtained such information as it deems necessary to verify the accuracy of the information furnished to such Purchaser; (d) has not relied upon the Initial Purchaser for any investigation into, assessment of, or evaluation or information with respect to the Securities, the Issuer and/or the Transaction; (e) has been provided with copies of a term sheet dated December 17, 2009 (the “Term Sheet”) and the indenture under which the Securities will be issued and has had the opportunity to ask questions of and receive answers from the Issuer regarding the terms of the Securities; and (f) acknowledges that the Term Sheet is meant to be only a summary of certain provisions of the Securities and is qualified in its entirety by reference to all of the provisions of the indenture, including definitions of certain terms used in the indenture, and the notes.

2.             Purchaser represents that it is buying the Securities for investment purposes only and not with a view toward distribution or resale in violation of any applicable securities laws.

3.             The Initial Purchaser has informed the Purchaser that it may have possession of confidential or material, non-public information concerning the Securities and/or the Issuer (collectively, the “Excluded Information”), which, if publicly disclosed, could affect the trading price of the Company’s securities, including information that may be indicative that the value of the Securities is substantially different than the purchase price being paid for the Securities in the Transaction.  Purchaser acknowledges that Initial Purchaser does not now, and will not in the future, have an obligation to Purchaser to disclose the Excluded Information and has no fiduciary obligations to the Purchaser.

4.             Notwithstanding any possession of Excluded Information by the Initial Purchaser, the Purchaser desires to enter into the Transaction for its investment purposes.

5.             The Purchaser hereby irrevocably waives any and all actions, causes, rights or claims, whether known or unknown, contingent or matured, and whether currently existing or hereafter arising, that it may have or hereafter acquire (“Claims”) against the Initial Purchaser or its officers, directors, shareholders, members, employees, agents, representatives and affiliates (collectively, the “Released Persons”) in any way, directly or indirectly, arising out of, relating to or resulting from (i) the Initial Purchaser’s failure to disclose the Excluded Information to the Purchaser, (ii) the existence or substance of the Excluded Information or (iii) the fact that the Initial Purchaser has sold the Securities to the Purchaser in this Transaction, including, without limitation, Claims it may have or hereafter acquire under applicable federal and/or state securities laws, including, without limitation, pursuant to Sections 11, 12 and 17 of the Securities Act, and Sections 10(b) and 20A of the Securities Exchange Act of 1934, as amended (collectively, the “Acts”), or the rules and regulations promulgated by the Securities and Exchange Commission under the Acts.  The Purchaser agrees that it shall not institute or maintain any cause of action, suit or complaint or other proceeding against any Released Person as a result of the Initial Purchaser’s or such person’s failure to disclose the Excluded Information to the Purchaser.

6.             The Purchaser intends to effect, to the maximum extent permitted by law, a complete and knowing waiver of its rights as set forth in this letter.

7.             Purchaser acknowledges that the Initial Purchaser is relying on this letter in acting as the Initial Purchaser of the Securities in the Transaction, and would not act as the Initial Purchaser of the Securities in the Transaction in the absence of this letter and the acknowledgment and agreement contained herein.

The foregoing representations, warranties, acknowledgments and agreements shall be deemed made as of the Trade Date (December 17, 2009) and shall survive the sale and delivery of the Securities hereunder.  Please indicate your acknowledgment and agreement to the foregoing by signing below where indicated, as of the above date.

This agreement shall be governed by the laws of the State of New York.  Both parties agree that any dispute hereunder shall be resolved by binding arbitration. The parties further agree that nothing contained herein shall operate as a waiver of any Claims by Purchaser against the Issuer or any of its respective officers, directors, employees and affiliates. This agreement is solely for the benefit of the parties hereto and their respective offices, directors, shareholders, members, employees and affiliates and no other person shall acquire or have any rights under or by virtue of this agreement.

FBR CAPITAL MARKETS & CO.		[PURCHASER]

By:		By:
	Name:		Name:
	Title:		Title:

EXHIBIT B-1

FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

1.     No Governmental Approval which has not been obtained or taken and is not in full force and effect is required to authorize, or is required for, the execution or delivery of the Purchase Agreement by the Company or the consummation by the Company of the transactions contemplated thereby.

2.     The Company is not and, solely after giving effect to the offering and sale of the Notes pursuant to the Purchase Agreement and the application of the proceeds thereof as described in the Disclosure Package will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

3.     The Company SEC Filings, as of the date on which such filings were made, appeared on their face to be appropriately responsive in all material respects to the requirements of the Securities Act and the rules and regulations promulgated by the SEC thereunder (except that, in each case, we do not express any view as to the financial statements, schedules and other financial information included or incorporated by reference therein or excluded therefrom), and (ii) no facts have come to our attention that have caused us to believe that the Disclosure Package, as of the dates on which the statements therein are made, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except that, in each case, we do not express any view as to the financial statements, schedules and other financial information included or incorporated by reference therein or excluded therefrom).

As used herein, (i) “Purchase Agreement” shall mean that certain Purchase Agreement dated December 17, 2009 by and between the Company and FBR Capital Markets & Co. for the sale by the Company of $52,225,000 aggregate principal amount of the Company’s 5.25% Contingent Convertible Senior Notes due 2029; (ii) “Applicable Laws” means those laws, rules and regulations of the State of New York and those federal laws, rules and regulations of the United States of America, in each case that, in our experience, are normally applicable to transactions of the type contemplated by the Purchase Agreement (other than the United States federal securities laws, state securities or blue sky laws, antifraud laws and the rules and regulations of the Financial Industry Regulatory Authority, Inc.), but without our having made any special investigation as to the applicability of any specific law, rule or regulation; (iii) “Governmental Authorities” means any court, regulatory body, administrative agency or governmental body of the State of New York or the United States of America having jurisdiction over the Company under Applicable Laws; and (iv) “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, qualification or registration with, any Governmental Authority required to be made or obtained by the Company pursuant to Applicable Laws, other than any consent, approval, license, authorization, validation, filing, qualification or registration that may have become applicable as a result of the involvement of any party (other than the Company) in the transactions contemplated by the Purchase Agreement or because of such party’s legal or regulatory status or because of any other facts specifically pertaining to such party.

Other capitalized terms used but not defined herein shall have their respective meanings set forth in the Purchase Agreement.

EXHIBIT B-2

FORM OF OPINION OF ASSOCIATE GENERAL COUNSEL OF THE COMPANY

1.     The Company has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Iowa, with all corporate power and authority to own, lease or operate its current property and to conduct its business and to execute, deliver and perform the Purchase Agreement.

2.     To the best knowledge of Company Counsel, the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing could not reasonably be expected to result in a Material Adverse Effect.

3.     The execution, delivery and performance by the Company of the Purchase Agreement and have been duly authorized by all necessary corporate action of the Company.

4.     The Purchase Agreement has been duly executed and delivered on behalf of the Company.

5.     The Indenture has been duly authorized, executed and delivered by the Company and, assuming the due authorization, valid execution and delivery by the Trustee, the Indenture is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be subject to the Enforceability Exceptions.

6.     The Notes have been duly authorized, issued and executed by the Company, and when authenticated in accordance with the provisions of the Indenture, and delivered to and duly paid for in accordance with the applicable provisions of the Purchase Agreement, the Notes will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement thereof may be subject to the Enforceability Exceptions.

7.     The Underlying Shares have been duly authorized and reserved by the Company for issuance upon the exercise of the equity-linked put right pursuant to the terms of the Purchased Notes and, when issued in connection with such equity-linked put right in accordance with the terms of the Purchased Notes, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Shares will not be subject to any preemptive, resale, participation, rights of first refusal or other similar rights.

8.     To the best of my knowledge, the execution and delivery by the Company of the Purchase Agreement by the Company, the issuance and sale of the Notes, and the consummation by the Company of the transactions contemplated by the Purchase Agreement, the Notes and the Indenture, as the case may be, will not, whether with or without the giving of notice or lapse of time or both, (i) constitute a violation of, or a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the

Company or any Significant Subsidiary pursuant to, the terms of any Applicable Contract (except for such violations, breaches, defaults or liens, charges or encumbrances that would not reasonably be expected to have a Material Adverse Effect), (ii) conflict with the articles of incorporation or bylaws or comparable organizational documents of the Company or any of its subsidiaries, or (iii) violate or conflict with, or result in any contravention of, any Applicable Law or any Applicable Order.

9.     American Equity Investment Life Insurance Company, an Iowa corporation, has been duly incorporated and validly exists in good standing under the laws of the State of Iowa.  American Equity Life has the corporate power and authority to own, lease and operate its properties and to conduct its business.

10.  American Equity Investment Life Insurance Company of New York, a New York corporation, has been duly organized and validly exists in good standing under the laws of the State of New York.  American Equity Life of New York has the corporate power and authority to own, lease and operate its properties and to conduct its business.

11.  Eagle Life Insurance Company, an Iowa corporation, has been duly incorporated and validly exists in good standing under the laws of the State of Iowa.  Eagle Life has the corporate power and authority to own, lease and operate its properties and to conduct its business.

12.  To the best of my knowledge, each Significant Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

13.  To the best of my knowledge, other than as described in the Company SEC Filings, there is not pending or threatened any action, suit, proceeding, inquiry or investigation, to which the Company or any Significant Subsidiary is a party, or to which the property of the Company or any Significant Subsidiary is subject, before or brought by any court or governmental agency or body, domestic or foreign, that could reasonably be expected to result in a Material Adverse Effect, or that could reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Purchase Agreement or the Indenture or the performance by the Company of its obligations under the Purchase Agreement, the Notes or the Indenture.

14.  To the best of my knowledge, any pending or threatened actions, suits, proceedings, inquiries or investigations to which the Company or any Significant Subsidiary is or may become a party or to which any of their property is or may be subject which are not described in the Company SEC Filings, including ordinary routine litigation incidental to the Company’s or Significant Subsidiary’s business, would, considered in the aggregate, not reasonably be expected to result in a Material Adverse Effect on the financial condition, earnings or business of the company and its Significant Subsidiaries considered together.

15.  To the best of my knowledge, each Insurance Subsidiary holds such Insurance Licenses as are material to the conduct of its business; to the best of my knowledge, there is no pending or threatened action, suit, proceeding or investigation that would reasonably be expected to result in the revocation, termination or suspension of any such Insurance License that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and, except as disclosed in the Company SEC Filings, and to the best of my knowledge, no insurance regulatory agency or body has issued, or commenced any proceeding for the issuance of, any order or decree impairing, restricting or prohibiting the payment of dividends by any Insurance Subsidiary to its parent.

As used herein, (i) “Purchase Agreement” shall mean that certain Purchase Agreement dated December 17, 2009 by and between the Company and FBR Capital Markets & Co. for the sale by the Company of $52,225,000 aggregate principal amount of the Company’s 5.25% Contingent Convertible Senior Notes due 2029; (ii) “Applicable Contracts” means those indentures or other agreements or instruments known to me and to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound or to which any of their respective properties or assets are subject; (iii) “Applicable Laws” means those laws, rules and regulations of the States of Iowa and New York, including the insurance laws, rules and regulations of the States of Iowa and New York, that, in my experience, are normally applicable to transactions of the type contemplated by the Purchase Agreement, the Notes or the Indenture, as the case may be (other than state securities or blue sky laws and antifraud laws), but without may having made any special investigation as to the applicability of any specific law, rule or regulation; and (iv) “Applicable Orders” means those judgments, orders or decrees known to me to be applicable to the Company.  Other capitalized terms herein shall have their respective meanings set forth in the Purchase Agreement.

EXHIBIT C

FORM OF OPINION OF SIDLEY AUSTIN LLP

1.     No facts have come to our attention that have caused us to believe that the Disclosure Package, as of the dates on which the statements therein are made, contained an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading; except in each case that we express no belief and make no statement with respect to (A) financial statements and schedules and other financial or statistical data included or incorporated by reference in or omitted from the Company SEC Filings, or the omission therefrom of the purchase price for the Notes payable by investors or the amount of net proceeds to be received by the Company from sales of the Notes or (B) any trustee’s statement of eligibility on Form T-1.

Capitalized terms used but not defined herein shall have their respective meanings set forth in that certain Purchase Agreement dated December 17, 2009 by and between the Company and FBR Capital Markets & Co. for the sale by the Company of $52,225,000 aggregate principal amount of the Company’s 5.25% Contingent Convertible Senior Notes due 2029.

C-1

EXHIBIT D

FORM OF LOCK-UP AGREEMENT

December 17, 2009

FBR Capital Markets & Co.

1001 Nineteenth Street North, 18th Floor
Arlington, Virginia  22209

Ladies and Gentlemen:

The undersigned understands and agrees as follows:

1.             FBR Capital Markets & Co. (“FBR”) proposes to enter into a Purchase Agreement (the “Agreement”) with American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), providing for the initial purchase by FBR of $52,225,000 aggregate principal amount of the Company’s 5.25% Contingent Convertible Senior Notes due 2029 (the “Notes”), and the resale of such shares by FBR to certain eligible purchasers (the “Offering”), in each case, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

2.             In recognition of the benefit that the Offering will confer upon the undersigned and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the undersigned hereby agrees that, without the prior written consent of FBR (which consent may be withheld or delayed in FBR’s sole discretion), he, she or it will refrain during the period commencing on the date of the Agreement and ending on the date that is 60 days after the date of the Agreement, from (i) offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any equity securities of the Company, or any securities convertible into or exercisable or exchangeable for equity securities of the Company, or (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of equity securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock of the Company or such other securities, in cash or otherwise.

Notwithstanding the foregoing, subject to applicable securities laws and the restrictions contained in the Company’s articles of incorporation, as amended, the undersigned may transfer any securities of the Company (including, without limitation, common stock) as follows: (i) pursuant to the exercise and issuance of options; (ii) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein; (iv) as a distribution to stockholders, partners or members of the undersigned, provided that such stockholders, partners or members agree to be bound in writing by the restrictions set forth herein; (v) any transfer required under any benefit plans or the Company’s third amended and restated bylaws; (vi) as collateral for any loan, provided that the lender agrees in writing to be bound by the restrictions set forth in herein; or (vii) with respect to sales of securities acquired after the Closing Time in the open market. For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

For the avoidance of doubt, nothing shall prevent the undersigned from, or restrict the ability of the undersigned to, (i) purchase common stock on the open market or (ii) exercise any options or other convertible securities granted under any benefit plan of the Company.

3.             The undersigned acknowledges that FBR is relying on the agreements of the undersigned set forth herein in making its decision to enter into the Agreement and to continue its efforts in connection with the Offering.

4.             This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

5.             This Lock-Up Agreement may be delivered by facsimile.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Lock-Up Agreement, or caused this Lock-Up Agreement to be executed, as of the date first written above.

Very truly yours,

Name:
Title:

(Address)

EXHIBIT E

FORM OF TERM SHEET

[See attached.]

5.25% Contingent Convertible Senior Notes due 2029(1)

Summary of Terms

Issuer:	American Equity Investment Life Holding Company (“AEL”)

Maturity:	December 6, 2029, unless earlier exchanged, redeemed or repurchased

Principal Amount:	$52,225,000

Ranking:

The notes are our senior unsecured obligations and each series ranks equally in right of payment with the other series and any of our other existing and future senior indebtedness and senior to any existing and future subordinated indebtedness. The notes rank junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing such secured indebtedness. In addition, the notes are effectively subordinate to all liabilities, including policyholder liabilities, trade payables, lease obligations and liquidation preference on any preferred stock, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

Interest Rate and Payment	The notes bear interest at an annual rate equal to 5.25%, accruing from December 22, 2009.
Dates:
Interest is payable semi-annually in arrears on June 6 and December 6 of each year, each an interest payment date, beginning June 6, 2010.

Contingent Interest:

In addition to regular interest on a series of notes, beginning with the six-month interest period ending June 6, 2015, we will also pay contingent interest during any six-month interest period in which the average trading price per $1,000 principal amount of a series of notes for the five-day trading period ending on the third day immediately preceding the first day of such six-month interest period equals 120% or more of the principal amount of such series of notes

During any interest period in which contingent interest shall be payable on a series of notes, the contingent interest payable per $1,000 principal amount of such series of notes will equal 0.50% per annum of the average trading price of $1,000 principal amount of notes during the five trading day measuring period ending on the third day immediately preceding the applicable six-month interest period used to determine whether contingent interest must be paid

Conversion Rights:	Holders may surrender notes for conversion into cash and shares of our common stock on or prior to the maturity date only in the following circumstances:

•

During any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price in effect on that 30th trading day;

• If such notes have been called for redemption, at any time prior to the close of business on the second business day prior to redemption date;

• At any time on or after December 15, 2028; or

• Upon the occurrence of specified transactions described under “Conversion Upon Specified Corporate Transactions” below.

Upon the occurrence of any of the circumstances described above, holders may convert any outstanding notes into cash and shares of our common stock at an initial “Conversion Price” per share of $9.69. This represents a “Conversion Rate” of approximately 103.1992 shares of common stock per $1,000 principal amount of notes. Subject to certain exceptions set forth in the indenture, once notes are tendered for conversion, the value (the “Conversion Value”) of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount of the notes will be determined by multiplying the Conversion Rate by the Ten Day Average Closing Stock Price (as defined below). We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted, (2) if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares (the “Net Shares”), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the “Net Share Amount”), and (3) an amount in cash in lieu of any fractional shares of common stock.  We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price, rounded down to the nearest whole share. The “Ten Day Average Closing Stock Price” will be the average of the closing per share prices of our common stock on the New York Stock Exchange on the ten consecutive trading days beginning on the second trading day following the day

(1) The notes will be issued pursuant to an indenture between us and U.S. Bank National Association, as trustee, dated December 22, 2009 (the “indenture”). The indenture contains provisions which define your rights under the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. This term sheet is meant to be only a summary of certain provisions of the indenture and is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including definitions of certain terms used in the indenture, and the notes. We urge that you carefully read the indenture because the indenture, and not this term sheet, governs your rights as note holders. See “Additional Information” below.

Summary of Terms	December 17, 2009

the notes are submitted for conversion.

The Conversion Price will be subject to adjustment in certain circumstances, as set forth in the indenture.

If AEL declares a cash dividend or cash distribution above $0.08 per share annually (the “dividend threshold amount”) to all of the holders of AEL’s common stock, the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction: ((Pre-Dividend Sale Price - Dividend Adjustment Amount) / (Pre-Dividend Sale Price))

“Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution.

“Dividend Adjustment Amount” means the difference between the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock and the dividend threshold amount.

The “common stock price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the New York Stock Exchange or such other principal United States securities exchange on which our common stock is then traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Pink OTC Markets Inc. If our common stock is not so reported, the “common stock price” will be determined by a U.S. nationally recognized independent investment banking firm selected by us for this purpose.

A “trading day” means any regular or abbreviated trading day of The New York Stock Exchange.

Upon conversion of the notes, the holder will not receive any additional cash payment representing accrued and unpaid interest, including contingent interest or liquidated damages, if any.

Conversion Upon Specified	If we elect to:
Corporate Transactions:

•

distribute to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

•

distribute to all holders of our common stock cash, other assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the common stock price on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution on an as-converted basis (solely into shares of our common stock at the then applicable Conversion Price) without conversion of such holder’s notes.

In addition, (x) if a change of control occurs or (y) if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, which transaction does not otherwise constitute a change of control, a holder may surrender its notes for conversion at any time from and after the effective date of such transaction until and including the date that is 30 days after the effective date of such transaction.

If you elect to convert your notes in connection with a change in control that occurs prior to December 15, 2014 (other than a change in control relating to the composition of our board of directors) and 10% or more of the fair market value of the consideration for the common stock in such transaction consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, we will increase the Conversion Rate by a number of shares (“the additional shares”) as described below, which will have the effect of decreasing the Conversion Price for the notes surrendered for conversion. A note will be deemed to have been converted “in connection with” such a transaction if such note is tendered for conversion from and after the effective date of such transaction until and including the date that is 30 days after the effective date of such transaction.

A “change in control” means (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the properties and assets of AEL, to any person or group of related persons, as defined in Section 13(d) of the Securities Exchange Act of 1934; (b) the approval by the holders of the capital stock of AEL of any plan or proposal for the liquidation or dissolution of AEL, whether or not otherwise in compliance with the indenture; (c) any person or group, other than AEL, any subsidiary of AEL or any employee benefit plan of AEL or any subsidiary, becomes the beneficial owner, directly or indirectly, of shares of voting stock representing in excess of 50% of the aggregate ordinary voting power represented by all of the issued and outstanding voting stock of AEL; or (d) the first day on which a majority of the members of the AEL board of directors are not continuing directors.

The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the share price (the “share price”) paid per share of common stock in the corporate transaction. If holders of shares of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing per share sale price of our common stock on the five trading days prior to but not including the effective date of the corporate transaction.

The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted in the same manner as the Conversion Price. The additional share amounts will be adjusted as of any date on which the Conversion Price of the notes is adjusted in accordance with the provisions of the indenture and will equal the additional share amounts applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment giving rise to the additional share amount adjustment and the denominator of which is the Conversion Price as so adjusted.

The following table sets forth the share price and number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date	$7.75	$9.00	$9.69	$11.00	$12.00	$15.00	$25.00	$35.00	$45.00	$55.00	$65.00

December 22, 2009	25.8331	19.6342	17.1311	13.5554	11.5342	7.6208	2.7768	1.2180	0.5386	0.2081	0.0593

December 15, 2010	25.8331	19.6897	16.9866	13.1826	11.0842	7.1408	2.5368	1.1094	0.4875	0.1863	0.0501

December 15, 2011	25.8331	19.2230	16.2539	12.1826	10.0258	6.1608	2.1088	0.9265	0.4075	0.1554	0.0393

December 15, 2012	25.8331	18.0897	14.7678	10.4099	8.2258	4.6675	1.5368	0.6865	0.3053	0.1154	0.0285

December 15, 2013	25.8331	15.1453	11.3829	6.9190	4.9842	2.4475	0.8048	0.3723	0.1742	0.0736	0.0177

December 15, 2014	25.8331	7.9119	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $65.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the Conversion Rate.

•

If the stock price is less than $7.75 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate exceed 129.0323 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the Conversion Price as set forth in the indenture.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Redemption of the Notes at AEL’s Option:

AEL cannot redeem the notes before December 15, 2014. AEL may redeem some or all of the notes at any time or from time to time on or after December 15, 2014, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of redemption, payable in cash.

Redemption of the Notes at the Option of the Holder:

Holders may require AEL to repurchase all or a portion of their notes on December 15, 2014, 2019 and 2024 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of repurchase, payable in cash.

Repurchase of Notes at the Option of the Holder Upon Certain Change of Control Transactions:

If a change in control occurs, holders will have the right to require AEL to repurchase all or a portion of their notes on or before the close of business on the third business day prior to the repurchase date fixed by AEL, which will be not less than 30 days nor more than 45 days after the date the change in control repurchase notice is given. AEL is required to send a change in control repurchase notice not more than 30 days after the occurrence of a change in control. The repurchase price will be equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of repurchase, payable in cash.

Registration Rights, Additional Interest:

AEL does not intend to file a shelf registration statement for the resale of the notes or any common stock issuable upon conversion of the notes. As a result, holders may only resell the notes or common stock issued upon conversion of the notes pursuant to an exemption from the registration requirements of the Securities Act of 1933, and other applicable securities laws.

If at any time during the six month period beginning on, and including, the date which is 6 months after the last date on which any of the notes are issued, (a) we fail to timely file with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or the notes are not otherwise freely tradable by holders other than our affiliates (as a result of restrictions pursuant to U.S. securities law or the terms of the indenture or the notes), AEL will pay additional interest on the notes. Additional interest will accrue on the notes at the rate of 0.25% per annum of the principal amount of the notes outstanding for each day during such period for which our failure to file, or the failure of the notes to be freely tradable by holders other than our affiliates, has occurred and is continuing, which rate will be an increased by an additional 0.25% per annum following the 90th day on which such additional interest has accrued, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum; and provided further that we will have 14 calendar days, in the aggregate, to cure any such late filings before any such additional interest shall accrue.

Further, if, and for so long as, the restrictive legend on the notes has not been removed or the notes are not otherwise freely tradable by holders other than our affiliates as of the 365th day after the last date of the issuance of the notes offered hereby, AEL will pay additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding until the restrictive legend on the notes has been removed and the notes are feely tradable, which rate will be increased by an additional 0.25% per annum following the 90th day on which such additional interest has accrued, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum.

Form of Notes:

The notes are in book-entry form and represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the securities are shown on, and transfers of those beneficial interests are effected only through, records maintained by DTC and its participants.

Certain U.S. Federal Income Tax Considerations for U.S. Holders:

We and each holder (and beneficial owner) of the notes will agree in the indenture governing the notes to treat the notes, for U.S. federal income tax purposes, as “contingent payment debt instruments” and to be bound by our application of the U.S. Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”). Under the CPDI Regulations, even if we do not pay any contingent interest on the notes, a U.S. holder of a note will be required to include interest in its gross income as original issue discount for U.S. federal income tax purposes regardless of whether such holder uses the cash or accrual method of accounting for income tax purposes. The amount of such required inclusions will be based on the comparable yield of the notes which will be based on the rate, as of the initial issue date, at which we would issue a fixed-rate non-convertible debt instrument with no contingent payments but with terms and conditions otherwise similar to the notes. We believe the comparable yield is 11.50%, although this determination is not binding on the Internal Revenue Service and could be challenged. Accordingly, each U.S. holder generally will recognize taxable income in excess of cash received on the notes while they are outstanding. In addition, a U.S. holder generally will be required to recognize gain upon the conversion, sale, exchange, repurchase or retirement of a note. Any gain recognized by a holder on the conversion, sale, exchange, repurchase, redemption or retirement of a note generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of the interest previously included in income by the holder and, thereafter, capital loss. If, as expected, the yield to maturity with respect to the notes equals or exceeds the sum of the “applicable federal rate” (4.09% for December 2009) plus five percentage points, the notes would be treated as applicable high yield discount obligations (“AHYDO”) under the Internal Revenue Code of 1986, as amended. Under this treatment, (i) original issue discount (“OID”) in excess of the sum of the “applicable federal rate” and six percentage points would be treated as a dividend for purposes of the dividends received deduction for corporations and (ii) we would not be able to deduct such portion of the OID on the notes, and (iii) we would not be able to deduct the balance of the OID until actually paid.

We are required to provide to holders, solely for U.S. federal income tax purposes, a schedule of projected amounts of payments on the notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature of the notes. A holder may obtain the projected payment schedule by submitting a written request to us at the following address: American Equity Investment Life Holding Company, 6000 Westown Parkway, West Des Moines, Iowa 50266, Attention: Investor Relations.

The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a holder’s interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to holders of the notes.

THERE IS SOME UNCERTAINTY AS TO THE PROPER TREATMENT OF THE NOTES UNDER THE CPDI REGULATIONS AND RULES APPLICABLE TO AHYDOS. MOREOVER, SUCH PROVISIONS ARE EXTREMELY COMPLEX. THIS DISCUSSION DOES NOT CONSTITUTE TAX ADVICE AND, ACCORDINGLY, PROSPECTIVE HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES AND COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS TERM SHEET IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS

FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUERS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Trading:

The notes will be eligible for trading in The PORTALSM Market. There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system.

Transfer Restrictions:

Neither the notes nor AEL common shares that may be issuable upon exchange of the notes have been registered under the Securities Act of 1933 or the securities law of any jurisdiction and are subject to certain restrictions on transfer.

Listing of Common Stock:	Our common stock is listed on the New York Stock Exchange under the symbol “AEL”

Financial Covenants:	None

Use of Proceeds:	General corporate purposes

Initial Purchaser:	FBR Capital Markets & Co.

Expected Trade Date:	December 17, 2009

Settlement Date:	December 22, 2009

Coupon Type:	Fixed-rate, payable semi-annually in arrears

Interest Calculation:	30/360

Clearance:	DTC

Identifiers:	CUSIP: 025676 AH0
ISIN: US025676AH01

Risks Related to Your Investment in the Notes:

An investment in the notes involves certain risks. Prospective holders are urged to consult with financial and legal advisors as to the risks involved in an investment in the notes and to determine whether the notes are a suitable investment for you. Before investing in the notes, prospective holders should carefully consider, among other matters, the information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as updated in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated herein by reference, as the same may be updated from time to time by our filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should also consider the information set forth under the heading “Risk Factors Relating to an Investment in the Notes and Our Common Stock” in Exhibit A attached hereto, which is incorporated by reference herein. You should also refer to the other information incorporated by reference herein (see “Additional Information” below), including our financial statements and the related notes thereto. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Additional Information:

This term sheet is meant to be only a summary of certain provisions of the indenture and is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including definitions of certain terms used in the indenture, and the notes. We urge that you carefully read the indenture because the indenture, and not this term sheet, governs your rights as note holders. The terms of the indenture, a copy of which will be provided upon request, are incorporated herein by reference. A description of the general terms and provisions of the notes and our common shares may be found under the headings “Description of the Notes” and “Description of Capital Stock,” respectively, in our prospectus dated April 22, 2005, as filed with the SEC on April 22, 2005. The description of the notes in this term sheet and the provisions of the indenture supplement, and to the extent inconsistent therewith replace, the descriptions contained in our prospectus dated April 22, 2005.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We incorporate by reference herein our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our proxy statement pursuant to Section 14(a) of the Exchange Act filed April 30, 2009, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and any Current Reports on Form 8-K filed with the SEC since December 31, 2008. Before investing in the notes, prospective holders should read the documents we have filed with the SEC for more information about us. Our SEC filings are available free of charge through our Internet website at http://www.american-equity.com or through the SEC’s website at http://www.sec.gov.

EXHIBIT A

Risks Factors Relating to an Investment in the Notes and Our Common Stock

Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future unsubordinated, secured creditors.

The notes are unsecured and therefore are effectively subordinated to all of our existing and future unsubordinated, secured indebtedness to the extent of the value of the assets securing such indebtedness. As a result, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of our company, our assets will be available to satisfy obligations of our unsubordinated, secured debt before any payment may be made on the notes. To the extent that such assets cannot satisfy in full our unsubordinated, secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment (or effectively senior if the debt were issued by a subsidiary) with the notes. In such an event, we may not have sufficient assets remaining to pay amounts on any or all of the notes.

The notes are junior to the indebtedness of our subsidiaries.

The notes were issued by American Equity Investment Life Holding Company and are structurally subordinated to the existing and future claims of our subsidiaries’ creditors. Holders of the notes are not creditors of our subsidiaries. Any claims of holders of the notes to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of our subsidiaries’ creditors will generally have priority as to the assets of our subsidiaries over our own equity interest claims and will therefore have priority over the holders of the notes. Consequently, the notes are effectively subordinate to all liabilities, including policyholder liabilities, trade payables, lease obligations and liquidation preference on any preferred stock, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in future acquire or establish. Our subsidiaries’ creditors may also include general creditors and taxing authorities.

We continue to have the ability to incur additional debt; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the notes.

The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. Although our line of credit facility contains restrictions on the incurrence of additional indebtedness and requires us to comply with specific financial ratios and tests, these provisions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these provisions could be substantial. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the notes and our creditworthiness generally.

Our ability to meet our payment obligations is dependent upon distributions from our subsidiaries, but our subsidiaries’ ability to make distributions is limited by law and several contractual agreements.

We are a holding company and our principal assets are the shares of the capital stock and surplus notes of our life insurance subsidiaries. As a holding company without independent means of generating operating revenues, we depend on investment advisory fees, dividends, interest on surplus notes and other payments from our life insurance subsidiaries to fund our obligations and meet our cash needs, including to pay dividends on our common stock.

We have a $150 million revolving line of credit agreement with eight banks, which has been fully drawn as of September 30, 2009. The transfer of funds by American Equity Investment Life Insurance Company (“American Equity Life”) is restricted by certain covenants in our line of credit facility which, among other things, requires American Equity Life to maintain a minimum risk-based capital ratio of 200%.

The payment of dividends or distributions, including surplus note payments, by our life insurance subsidiaries is subject to regulation by each subsidiary’s state of domicile’s insurance department. Currently, American Equity Life may pay dividends or make other distributions without the prior approval of its state of domicile’s insurance department, unless such payments, together with all other such payments within the preceding twelve months, exceed the greater of (1) American Equity Life’s statutory net gain from operations for the preceding calendar year, or (2) 10% of American Equity Life’s statutory surplus at the preceding December 31. In addition, dividends and surplus note payments may be made only out of statutory earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities in each life insurance subsidiary’s state of domicile.

The maximum distribution permitted by law or contract is not necessarily indicative of an insurer’s actual ability to pay such distributions, which may be constrained by business and regulatory considerations, such as the impact of such distributions on surplus, which could affect the insurer’s ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends or make other distributions. Further, state insurance laws and regulations require that the statutory surplus of our life insurance subsidiaries following any dividend or distribution must be reasonable in relation to their outstanding liabilities and adequate for their financial needs.

Although we believe our current sources of funds provide adequate cash flow to us to meet our current and reasonably foreseeable future obligations, there can be no assurance that we will continue to have access to these sources in the future.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

The conversion value that you will receive upon conversion of your notes is in part determined by the average of the closing prices per share of our common stock on the New York Stock Exchange for the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

We may be unable to repurchase your notes as required under the indenture upon a change in control or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.

Upon a change in control, as defined in the indenture, and on December 15, 2014, 2019 and 2024, you will have the right to require us to repurchase your notes for cash. In addition, upon conversion of the notes, you will have the right to receive a cash payment. If we do not have sufficient funds to pay the repurchase price for all of the notes you tender upon a change in control, the cash due upon repurchases of the notes on December 15, 2014, 2019 and 2024 or the cash due upon conversion, an event of default under the indenture governing the notes would occur as a result of such failure. In addition, cash payments in respect of notes that you tender for repurchase or that you convert may be subject to limits and might be prohibited, or create an event of default, under our line of credit facility or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of the notes could result in an event of default under such agreements. Such other borrowings may be secured indebtedness and may prevent us from making cash payments in respect of the notes under certain circumstances. Our inability to pay for your notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the notes.

Upon an occurrence of a change of control, we may be required to offer to repay the notes and may be required to repay any other debt then outstanding. If a change in control were to occur, we may not have the financial resources available to repurchase all the notes for cash.

U.S. holders will recognize income for U.S. federal income tax purposes in excess of current cash payments on the notes.

We and each holder (and beneficial owner) of the notes will agree in the indenture to treat the notes, for U.S. federal income tax purposes, as “contingent payment debt instruments.” As a result of such treatment, U.S. holders of the notes will be required to include interest in gross income as original issue discount in excess of the stated interest on the notes. In addition, any gain recognized by a U.S. holder on the conversion, sale, exchange, repurchase, redemption or retirement of a note generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of the interest previously included in income by the holder and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments and, if our treatment is successfully challenged by the Internal Revenue Service, with respect to the series of notes you hold, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, or should have recognized capital gain or loss, rather than ordinary income or loss, upon the conversion or taxable disposition of such notes.

Our reported earnings per share may be more volatile because of the conversion provision of the notes.

We are required to include the dilutive effect of the notes in our diluted earnings per share. Holders of the notes are entitled to convert the notes prior to their maturity date into cash and shares of our common stock. Until our common stock price exceeds the Conversion Price, inclusion of the shares of our common stock underlying the notes in the calculation of diluted earnings per share will not be dilutive. Should our common stock price exceed the Conversion Price, diluted earnings per share would be expected to decrease as a result of including the underlying shares in the diluted earnings per share calculation. Volatility in our common stock price could cause this contingency to be met in one quarter and not in a subsequent quarter, increasing the volatility of diluted earnings per share.

There is no public market for the notes, so if an active trading market does not develop for the notes you may not be able to resell them.

There is no public market for the notes, we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system and we cannot assure you that an active trading market will ever develop for the notes. We intend to make the notes eligible for trading on The PORTALSM Market.

There can be no assurance that any market for the notes will develop or, if one does develop, that it will be maintained. The lack of a trading market could adversely affect your ability to sell the notes and the price at which you may be able to sell the notes. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, the shares of common stock issuable upon conversion of the notes, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.

The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our common stock into which a note would otherwise be convertible. These features could adversely affect the value and the trading prices of the notes.

The price of our common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult for you to resell the notes or the shares of our common stock issuable upon conversion of the notes when you want or at prices you find attractive.

The price of our common stock on the New York Stock Exchange constantly changes. Volatility in the market price of our common stock may prevent you from being able to sell your shares when you want or at prices you find attractive.

The market price of our common stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:

•      actual or anticipated fluctuations in our operating results;

•      changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•      changes in laws and regulations which may affect the sale of our products;

•      the operating and stock performance of our competitors;

•      announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•      changes in interest rates;

•      general domestic or international economic, market and political conditions and regulatory initiatives;

•      additions or departures of key personnel; and

•      future sales of our common stock, including sales of our common stock in short sales transactions.

In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Future sales of our common stock or equity-related securities in the public market, including sales of our common stock in short sales transactions by purchasers of the notes, could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

Sales of significant amounts of our common stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, including sales of our common stock in short sales transactions by purchasers of the notes, will have on the trading price of our common stock or the value of the notes.

Anti-takeover provisions affecting us could make it difficult for a third party to acquire our company.

Our articles of incorporation, as amended, our third amended and restated bylaws and Iowa law contain anti-takeover provisions that could have the effect of delaying or preventing changes in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions without the concurrence of our management or board of directors. The provisions in our charter documents include the following:

•      our amended articles of incorporation provide for a classified board of directors pursuant to which our directors are divided into three classes, with three-year staggered terms;

•      our amended articles of incorporation provide our board of directors the ability to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;

•      our bylaws provide that shareholder action may be taken only at a special or regular meeting or by written consent signed by the holders of outstanding shares having not less than 90% of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted;

•      our bylaws limit our shareholders’ ability to make proposals at shareholder meetings; and

•      our bylaws establish advance notice procedures for nominating candidates to our board of directors.

We are subject to certain Iowa laws that could have similar effects. One of these laws, Section 490.1110 of the Iowa Business Corporation Act, prohibits us from engaging in a business combination with any interested shareholder for a period of three years from the date the person became an interested shareholder unless certain conditions are met.

The foregoing provisions may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices of our common stock and, possibly, the notes, and also could limit the price that investors are willing to pay in the future for shares of our common stock and the notes.

Before conversion, holders of the notes will not be entitled to any shareholder rights, but will be subject to all changes affecting our shares.

If you hold notes, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you receive upon conversion of your notes will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the Conversion Price, you will be entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your notes into shares. For example, if we seek approval from shareholders for a potential merger, or if an amendment is proposed to our articles of incorporation or bylaws that requires shareholder approval, holders of notes will not be entitled to vote on the merger or amendment.